EXHIBIT 99.1

Midway Drills 334 gpt Gold at Tonopah Project, Nye County, Nevada

December 8, 2011

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX-V; MDW:NYSE-AMEX) announces that drilling in the Discovery Zone at its Tonopah Project (previously named the Midway Project), Nye County, Nevada has identified multiple high grade intercepts listed below:

●	0.4 meters of 334.9 grams per tonne (gpt) gold and 1.5 meters of 78.41 gpt gold within a zone of 45.9 meters of 7.68 gpt gold in drill hole MW11-09c
●	0.5 meters of 88 gpt gold within a zone of 47.9 meters of 2.02 gpt gold in MW11-05c
●	2.7 meters of 17.5 gpt gold within a zone of 21.6 meters of 4.83 gpt gold in MW11-07c

In addition, the drilling also encountered longer intercepts of:

●	46.6 meters of 2.67 gpt gold in MW11-08c
●	30.5 meters of 2.09 gpt gold in MW11-11c
●	52.4 meters of 1.99 gpt gold in MW11-04c
●	44.5 meters of 1.13 gpt gold in MW11-06c

Additional drill intercepts are listed in the table below.

Ken Brunk, Midway’s President and COO said, “We are pleased with the grades and length of our drill results in the Discovery Zone. Our 2011 drilling confirmed that the higher grade gold zones occur within lower grade blanket-like gold mineralization. This allows us to evaluate various mining methods including open pit or underground methods and select the best approach for the project.  To avoid confusion with the company name, the Midway Project has been renamed the Tonopah Project.”

The Tonopah Project is about 15 miles north of the town of Tonopah, Nevada, and Midway’s 2011 drilling program used core drilling to closely define structurally controlled mineralization which was previously only partially tested by RC drilling. Detailed core drilling was essential to identify the true width and orientation of the veins. The drill program totaled 3,970 meters of core with 1,562 meters in the Discovery zone, 902 meters in the 121 zone, 652 meters in the Dauntless zone, 609 meters in the 63-77 zone, and 245 meters in a geotechnical hole near the site of a possible future mine shaft. Drill intercepts for the Discovery Zone are reported here. Assays for the other zones remain pending.

Discovery Zone Drill Hole Gold Intercepts, Tonopah Project, Nevada
Hole No.	From (m)	To (m)	Interval (m)	Gold Grade (gpt)
MW11-01C	84.7	89.3	4.6	0.38
	103.6	108.5	4.9	0.51
	130.5	133.8	3.4	0.38
MW11-02C	96.3	109.7	13.4	1.03
MW11-03C	75.9	83.5	7.6	0.45
MW11-04C	34.2	86.6	52.4	1.99
includes:			13.7	3.77
includes:			4.0	7.41
	108.2	118.9	10.7	4.35

includes:			6.1	7.37
	156.4	160.3	4.0	0.79
MW11-05C	44.6	92.5	47.9	2.02
includes:			0.5	88.08
MW11-06C	59.1	64.9	5.9	1.75
	69.5	114.0	44.5	1.13
	128.9	132.0	3.0	0.86
MW11-07C	62.2	83.8	21.6	4.83
includes:			7.3	8.71
includes:			2.7	17.5
MW11-08C	52.9	99.5	46.6	2.67
includes:			15.5	6.34
MW11-09C	46.6	92.7	45.9	7.68
includes:			13.7	22.90
includes:			1.5	78.41
and:			0.4	334.90
MW11-10C	40.5	57.0	16.5	0.69
	63.1	80.2	17.1	3.53
includes:			14.6	4.01
	93.9	103.0	9.1	1.71
MW11-11C	39.3	69.8	30.5	2.09
includes:			3.0	7.27
includes:			3.7	5.04
	75.9	80.5	4.6	2.16
Core drilling was conducted by KB Drilling of Carson City, Nevada. Samples were assayed at ALS-Chemex Labs, in Sparks, Nevada by 30-gram fire assays. Metallic screen assays were completed by Florin Labs in Sparks, Nevada.  Results reported represent thickness along the trace of the drill hole and do not necessarily represent true thickness.

This release has been reviewed and approved by Mr. William S. Neal (M.Sc. and CPG), Vice President of Geological Services, and a "Qualified Person" as that term is defined in NI 43-101.

ON BEHALF OF THE BOARD
“Kenneth A. Brunk”
Kenneth A. Brunk, President, COO and Director

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build, and operate gold mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders.  For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans for the projects and resource estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans for the projects, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.